Exhibit 10.3

FORM OF

PROJECT SERVICES AGREEMENT

BY AND BETWEEN

JACOBS SOLUTIONS INC.

AND

AMENTUM HOLDINGS, INC.

DATED AS OF [•]

i

Exhibit A	Intercompany Work Arrangements
Exhibit B	Form of Work Order
Exhibit C	Project Services Fee Methodology
Exhibit D	Stranded Contract Terms

ii

PROJECT SERVICES AGREEMENT

This PROJECT SERVICES AGREEMENT (this “Agreement”), dated as of [•] (the “Effective Date”), is by and between Jacobs Solutions Inc., a Delaware corporation (the “Company”), and Amentum Holdings, Inc., a Delaware corporation (“SpinCo”). The Company and SpinCo are each referred to as a “Party” and collectively as the “Parties.”

R E C I T A L S:

WHEREAS, pursuant to the Separation and Distribution Agreement (the “Separation Agreement”), dated as of November 20, 2023 (the “Signing Date”), by and among the Company, SpinCo, and the other parties thereto, the Company has agreed to assign, transfer and convey to SpinCo, and SpinCo has agreed to acquire from the Company, all of the Company’s right, title and interest in the SpinCo Assets (as defined below), and SpinCo has agreed to assume the SpinCo Liabilities (as defined below) on the terms and subject to the conditions set forth in the Separation Agreement;

WHEREAS, the Company desires to provide, or cause to be provided, to SpinCo, and SpinCo desires to receive from the Company certain Company Project Services (as defined below), and SpinCo desires to provide, or cause to be provided, to the Company, and the Company desires to receive from SpinCo, certain SpinCo Project Services (as defined below) following the Closing Date;

WHEREAS, the Merger Agreement (as defined below) provides that, in connection with the consummation of the transactions contemplated thereby, the Parties will enter into this Agreement; and

WHEREAS, this Agreement constitutes the Project Services Agreement referenced in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

A G R E E M E N T:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Action” has the meaning set forth in the Separation Agreement.

“Affiliate” has the meaning set forth in the Merger Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Approvals or Notifications” has the meaning set forth in the Separation Agreement.

“Blue Work Orders” has the meaning set forth in Section 2.1(a)(iv).

“Business Day” has the meaning set forth in the Merger Agreement.

“Business Transition Period” has the meaning set forth in Section 2.1(b)(i).

“Client Contract” means (i) a Contract (including a call-off contract or a task, purchase or delivery order under a framework, prime or master Contract) under which the Company (or one of its Subsidiaries or Affiliates) or SpinCo (or one of its Subsidiaries or Affiliates) is obligated to furnish or provide goods or services to a Person and which is typically recorded in the books and records of the Company or SpinCo, respectively, as a contract for the supply of goods or services and/or (ii) a joint venture (including through split equity interests or unincorporated and through Contract) pursuant to which the Company (or one of its Subsidiaries or Affiliates) or SpinCo (or one of its Subsidiaries or Affiliates) jointly performs with a third party (including through a jointly owned company).

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Company” has the meaning set forth in the Preamble.

“Company Business” has the meaning set forth in the Separation Agreement.

“Company Business Transition Period” has the meaning set forth in Section 2.1(c)(i).

“Company Group” has the meaning set forth in the Merger Agreement.

“Company Project Services” has the meaning set forth in Section 2.1(a)(iv).

“Confidential Information” means all information of any kind that is either confidential or proprietary, whether or not marked or designated as such.

“Confidentiality Agreement” has the meaning set forth in the Merger Agreement.

“Consent” has the meaning set forth in the Merger Agreement.

“Contract” has the meaning set forth in the Merger Agreement.

“COVID-19” has the meaning set forth in the Merger Agreement.

“COVID-19 Measures” has the meaning set forth in the Merger Agreement.

“Director Designee” has the meaning set forth in Section 8.2(a).

“Dispute” has the meaning set forth in Section 8.1.

“Effective Date” has the meaning set forth in the Preamble.

“Escalation Notice” has the meaning set forth in Section 8.2(a).

“Excluded Asset” has the meaning set forth in the Separation Agreement.

“Excluded Client Contracts” has the meaning set forth in Section 2.1(c)(i).

“Existing Contract” has the meaning set forth in Section 2.1(a)(ii).

“Existing Proposal” has the meaning set forth in Section 2.1(a)(ii).

“Fee Dispute” has the meaning set forth in Section 8.5.

“Fees” has the meaning set forth in Section 2.3.

“Force Majeure” means, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (i) does not arise or result from the fault, negligence or breach of this Agreement by such Party (or any Person acting on its behalf) and which by the exercise of reasonable diligence such Party is unable to prevent and (ii) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, governmental action or inaction, compliance with applicable Law or regulation, embargoes, epidemics, pandemics (including any COVID-19 pandemic and any events arising from COVID-19 Measures adopted or enforced after the date of this Agreement), acts of war (declared or undeclared), riots, nuclear incidents, civil commotion, insurrections, fires, explosions, earthquakes, disaster, hurricane, floods, unusually severe weather conditions, labor shortages or unavailability of necessary equipment, slowdown, strike, cyberattack, energy shortage, embargo, systems failure, malfunction or disruption, Internet, electrical, power or other utilities failure, malfunction or disruption, or unavailability of parts or equipment.

“Governmental Authority” has the meaning set forth in the Separation Agreement.

“Government Bid” has the meaning set forth in the Separation Agreement.

“Intellectual Property” has the meaning set forth in the Separation Agreement.

“Intercompany Work Arrangement” has the meaning set forth in Section 2.1(a)(i).

“Interest Payment” has the meaning set forth in Section 4.1(c).

“IT Assets” has the meaning set forth in the Separation Agreement.

“Law” has the meaning set forth in the Separation Agreement.

“Liability” has the meaning set forth in the Separation Agreement.

“Losses” has the meaning set forth in the Merger Agreement.

“Merger Agreement” has the meaning set forth in the Separation Agreement.

“New Proposal” has the meaning set forth in Section 2.1(a)(iii).

“Non-Transferring SpinCo Client Contract” has the meaning set forth in Section 2.1(b)(i).

“Parties” and “Party” have the meanings set forth in the Preamble.

“Person” has the meaning set forth in the Separation Agreement.

“Personnel” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, independent contractors, permitted subcontractors and consultants.

“Project Managers” has the meaning set forth in Section 3.1.

“Project Service Period” has the meaning set forth in Section 2.1(a)(vi).

“Project Services” has the meaning set forth in Section 2.1(a)(iv).

“Provider” means (i) with respect to a Company Project Service, the Company, and (ii) with respect to a SpinCo Project Service, SpinCo.

“Provider Indemnitees” has the meaning set forth in Section 7.2.

“Provider Systems” means, with respect to each Project Service, the IT Assets, information, Software or other Technology owned or controlled by Provider or any of its Affiliates that is required for Recipient’s receipt or use of such Project Service.

“Recipient” means (i) with respect to a Company Project Service, SpinCo, and (ii) with respect to a SpinCo Project Service, the Company.

“Recipient Group” means (i) with respect to the Company, Company Group, and (ii) with respect to SpinCo, SpinCo Group and its Subsidiaries.

“Recipient Indemnitees” has the meaning set forth in Section 7.3.

“Recipient Systems” means, with respect to each Project Service, the IT Assets, information, Software or other Technology owned or controlled by Recipient or any of its Affiliates that is required for its use of such Project Services or Provider’s provision of such Project Service.

“Red Work Orders” has the meaning set forth in Section 2.1(a)(iv).

“Separation Agreement” has the meaning set forth in the Recitals.

“Service Noncompliance” has the meaning set forth in Section 5.2(a)(ii).

“Signing Date” has the meaning set forth in the Recitals.

“Software” has the meaning set forth in the Separation Agreement.

“SpinCo” has the meaning set forth in the Preamble.

“SpinCo Assets” has the meaning set forth in the Separation Agreement.

“SpinCo Business” has the meaning set forth in the Separation Agreement.

“SpinCo Group” has the meaning set forth in the Separation Agreement.

“SpinCo Liabilities” has the meaning set forth in the Separation Agreement.

“SpinCo Project Services” has the meaning set forth in Section 2.1(a)(iv).

“Subsidiary” has the meaning set forth in the Merger Agreement.

“Tax” has the meaning set forth in the Separation Agreement.

“Technology” has the meaning set forth in the Separation Agreement.

“Third Party” means any Person other than the Parties or any of their Affiliates.

“Third Party Approval” has the meaning set forth in Section 2.2(c).

“Third Party Service Provider” means one or more Third Parties engaged by Provider to provide Project Services in accordance with the terms of this Agreement.

“Transaction Documents” has the meaning set forth in the Merger Agreement.

“Transaction Taxes” has the meaning set forth in Section 4.2(a).

“Work Order” has the meaning set forth in Section 2.1(a)(iv).

ARTICLE II

PROJECT SERVICES

Section 2.1 Project Services and Stranded Contracts.

(a) Project Services.

(i) General. It is acknowledged that (A) certain services performed by the SpinCo Business for its clients are executed in part by employees and consultants that will remain with the Company Business and (B) certain services performed by the Company Business for its clients are executed in part by employees and consultants that will be transferred with the SpinCo Business (each such arrangement described in clause (A) or (B), an “Intercompany Work Arrangement”).

(ii) Existing Contracts; Existing Proposals. Attached hereto as Exhibit A is a list of: (A) known Intercompany Work Arrangements between the SpinCo Business and the Company Business with respect to each Client Contract outstanding as of the date hereof (an “Existing Contract”); and (B) planned Intercompany Work Arrangements between the SpinCo Business and the Company Business for each proposal or offer for a Client Contract that is outstanding as of the date hereof (an “Existing Proposal”). During the six (6)-month period immediately following the date hereof, SpinCo or the Company may identify in writing to the other Party additional Intercompany Work Arrangements between the SpinCo Business and the Company Business with respect to any Client Contract or proposal or offer for a Client Contract that was outstanding as of the date hereof but not previously identified on Exhibit A, which in each case will be deemed to be an Existing Contract or Existing Proposal, as applicable, and Exhibit A shall be updated accordingly (but no update of Exhibit A will require a formal amendment of this Agreement).

(iii) New Proposals. Within sixty (60) days immediately following (A) for existing Client Contracts, the date hereof, and (B) for new Client Contracts, the date of the award of such Client Contract, as applicable, each of SpinCo and the Company shall submit a list to the other Party of each proposal or offer for a Client Contract that was submitted to a third party by the SpinCo Business or the Company Business, respectively, during the forty-five (45)-day period immediately following the date hereof and the Intercompany Work Arrangements between the SpinCo Business and the Company Business with respect to such proposal or offer (a “New Proposal”). Each New Proposal validly identified pursuant to this Section 2.1(a)(iii) shall be added to Exhibit A.

(iv) Blue and Red Work Orders. For each (A) Existing Contract and (B) Existing Proposal identified on Exhibit A as of the date hereof, the Company and SpinCo have agreed on a discrete work order substantially in the form attached hereto as Exhibit B (each, a “Work Order”); provided that such Work Order may be subject to negotiation and modification to tailor the terms of such Work Order to the specific scope of services, schedule, compensation and other commercial arrangements relevant to the applicable underlying Client Contract, outlining the Intercompany Work Arrangements between the SpinCo Business and the Company Business with respect to the applicable Existing Contract or Existing Proposal, including specific staffing, compensation arrangements, and an indicative schedule. Each Work Order requiring the SpinCo Business to furnish services to the Company Business (“SpinCo Project Services”) shall be referred to as “Red Work Orders.” Each Work Order requiring the Company Business to furnish services to the SpinCo Business (“Company Project Services” and, together with the SpinCo Project Services, the “Project Services”) shall be referred to as “Blue Work Orders.”

(v) Delivery of Additional Work Orders. For each (A) Existing Contract, (B) Existing Proposal, and (C) New Proposal added to Exhibit A after the date hereof in accordance with this Agreement, (i) the Company shall deliver a Red Work Order to SpinCo outlining the Intercompany Work Arrangements from the SpinCo Business to the Company Business with respect to the applicable Existing Contract, Existing Proposal or New Proposal, including specific staffing, compensation arrangements, and an indicative schedule, which Red Work Order shall be reasonably acceptable to each of SpinCo and the Company, and (ii) SpinCo shall deliver a Blue Work Order to the Company outlining the Intercompany Work Arrangements from the Company Business to the SpinCo Business with respect to the applicable Existing Contract, Existing Proposal or New Proposal, including specific staffing, compensation arrangements, and an indicative schedule, which Blue Work Order shall be reasonably acceptable to each of SpinCo and the Company.

(vi) Performance Period. Each Blue Work Order or Red Work Order, as applicable, and the Project Services to be performed pursuant thereto shall be performed by the SpinCo Business or the Company Business, as applicable, and extend for the following periods: (A) in respect of each Existing Contract, the period beginning on the date hereof and ending on the date the Existing Contract is completed, terminated or expires, and (B) in respect of each Existing Proposal or New Proposal, the period beginning upon execution of the Client Contract with respect thereto and proper notification to the other Party of such execution and ending on the date such Client Contract is completed, terminated or expires (the “Project Service Period”); provided that, notwithstanding the foregoing, any Blue Work Order or Red Work Order, as applicable, and the Project Services to be performed thereunder, and the Project Service Period with respect thereto, may be earlier cancelled or terminated as permitted by Section 5.2. For the avoidance of doubt, the SpinCo Business and the Company Business shall provide Project Services for each applicable Work Order regardless of which Party holds the applicable assets related to the SpinCo Business and the Company Business at the time of such performance.

(vii) Modification. Blue Work Orders and Red Work Orders, including the specific staffing, compensation arrangements and indicative schedule contained therein, shall be modified to reflect any amendment, modification or extension of the underlying Client Contract (after notice of such amendment, modification or extension is delivered to the other Party) solely to the extent, and to reflect, any such amendment, modification or extension that is executed in the ordinary course of business consistent with past practice of existing work orders for such Client Contract and the original scope of such Client Contract; provided that no extension shall exceed twelve (12) months unless by mutual agreement of the Parties.

(viii) Future Project Services. Either Party may reasonably request additional services to be provided during the term of this Agreement with respect to proposals and offers for Client Contracts to be submitted by the SpinCo Business or the Company Business, as applicable, more than sixty (60) days immediately following (A) for existing Client Contracts, the date hereof, or (B) for new Client Contracts, the date of the award of such Client Contract, as applicable, in response to which the other Party shall consider in good faith accommodating any such request to the extent reasonable under the circumstances. The Party receiving such request shall respond to the other Party within ten (10) Business Days of receipt of such request.

(b) Stranded Contracts—SpinCo Business Transition Period.

(i) Company Obligations. Where Section 2.4(a) of the Separation Agreement applies in respect of any Client Contract that is a SpinCo Asset (each a “Non-Transferring SpinCo Client Contract”), then for each such Non-Transferring SpinCo Client Contract for the period from the Closing Date to the earlier to occur of the relevant Approvals or Notifications being obtained or made and the termination or expiration of the applicable Non-Transferring SpinCo Client Contract (the “Business Transition Period”), subject to the terms and conditions of this Agreement and save as otherwise agreed by the Parties pursuant to Section 2.4(a) of the Separation Agreement, the Company shall:

(A) undertake any mutually agreeable, commercially reasonable and lawful arrangement designed to provide to SpinCo the benefits (including the exercise of the Company’s or its applicable Subsidiaries’ rights) under, or with respect to, any applicable Non-Transferring SpinCo Client Contract held by the Company or any of its Subsidiaries;

(B) hold all monies paid to the Company or any of its Subsidiaries in respect of any applicable Non-Transferring SpinCo Client Contract then held by the Company or any of its Subsidiaries in trust for the account of SpinCo;

(C) promptly remit all money received pursuant to clause (B) above to SpinCo; and

(D) exercise its legal rights to manage and perform under the applicable Non-Transferring SpinCo Client Contracts as reasonably and lawfully directed by SpinCo and at the expense and for the account of SpinCo.

(ii) SpinCo Rights and Obligations. Subject to the terms and conditions of this Agreement and save as otherwise agreed by the Parties pursuant to Section 2.4(a) of the Separation Agreement, during any Business Transition Period, SpinCo shall or shall cause the SpinCo Business to (including through its rights in respect of the applicable Non-Transferring SpinCo Client Contracts):

(A) perform all obligations required pursuant to or in connection with each applicable Non-Transferring SpinCo Client Contract, in each case then held by the Company or any of its Subsidiaries, to the maximum extent possible, and until the transfer of such Client Contract to SpinCo or its Affiliates;

(B) take such actions, at the expense and for the account of SpinCo, as may be requested from time to time by the Company so as to put the Company and the Company Business in the same position as if the applicable Non-Transferring SpinCo Client Contracts had transferred at the Closing as a SpinCo Asset;

(C) make decisions and direct the Company with respect to the management and performance of the applicable Non-Transferring SpinCo Client Contracts; and

(D) defend, indemnify and hold harmless the Company and the Company Business and their respective representatives for any and all Losses or Liabilities arising out of or relating to any applicable Non-Transferring SpinCo Client Contract.

(iii) Additional Terms. The Parties acknowledge and agree that, during the Business Transition Period, at either Party’s election but subject to such modifications or adjustments as may be necessary such that the terms are mutually agreed, the additional terms set forth on Exhibit D or such other additional terms as the Parties may agree (each acting reasonably) shall govern the Parties’ administration of any Non-Transferring SpinCo Client Contract to implement the requirements of Sections 2.1(b)(i) and (ii) in respect of such Client Contract.

(iv) Agreed Treatment. The Parties acknowledge and agree that, notwithstanding anything to the contrary herein and to the extent permitted under applicable Law, the Parties shall treat SpinCo or the applicable Subsidiary of SpinCo, as the case may be, as the owner of all of the applicable Non-Transferring SpinCo Client Contracts as of the Closing Date for all purposes (including Tax purposes).

(c) Stranded Contracts—Company Business Transition Period.

(i) SpinCo Obligations. Where Section 2.4(a) of the Separation Agreement applies in respect of any Company Group Client Contract that is an Excluded Asset (such Client Contracts, the “Excluded Client Contracts”), then for each such Excluded Client Contract for the period from the Closing Date to the earlier to occur of (x) the obtaining of the relevant Approval or Notification and (y) the termination or expiration of the applicable Excluded Client Contract (the “Company Business Transition Period”), subject to the terms and conditions of this Agreement and the other Transaction Documents and save as otherwise agreed by the Parties pursuant to Section 2.4(a) of the Separation Agreement, SpinCo shall:

(A) undertake any mutually agreeable, commercially reasonable and lawful arrangement designed to provide to the Company the benefits (including the exercise of SpinCo’s or its applicable Affiliates’ rights) under, or with respect to, any applicable Excluded Client Contract held by SpinCo or any of its Affiliates;

(B) hold all monies paid to SpinCo or any of its Affiliates in respect of any applicable Excluded Client Contract then held by SpinCo or any of its Affiliates in trust for the account of the Company;

(C) promptly remit all money received pursuant to clause (B) above to the Company; and

(D) exercise its legal rights to manage and perform under the applicable Excluded Client Contracts as reasonably and lawfully directed by the Company and at the expense and for the account of the Company.

(ii) Company Rights and Obligations. Subject to the terms and conditions of this Agreement and save as otherwise agreed by the Parties pursuant to Section 2.4(a) of the Separation Agreement, during the Company Business Transition Period, the Company shall, or shall cause the Company Business to:

(A) perform all obligations required pursuant to or in connection with each applicable Excluded Client Contract in each case then held by SpinCo or any of its Affiliates, to the maximum extent possible, and until the transfer of such Excluded Client Contract to Company Group;

(B) take such actions, at the expense and for the account of the Company, as may be requested from time to time by SpinCo so as to put SpinCo and the SpinCo Business in the same position as if the applicable Excluded Client Contracts had been held by Company Group at the Closing as an Excluded Asset;

(C) make decisions and direct SpinCo with respect to the management and performance of the applicable Excluded Client Contracts; and

(D) defend, indemnify and hold harmless SpinCo and the SpinCo Business and their respective representatives for any and all Losses or Liabilities arising out of or relating to any applicable Excluded Client Contract.

(iii) Additional Terms. The Parties acknowledge and agree that, during the Company Business Transition Period, at either Party’s election but subject to such modifications or adjustments as may be necessary such that the terms are mutually agreed, the additional terms set forth on Exhibit D or such other additional terms as the Parties may agree (each acting reasonably) shall govern the Parties’ administration of any Excluded Client Contract to implement the requirements of Sections 2.1(c)(i) and (ii) in respect of such Client Contract.

(iv) Agreed Treatment. The Parties acknowledge and agree that, notwithstanding anything to the contrary herein and to the extent permitted under applicable Law, the Parties shall treat the Company or its applicable Subsidiary, as the case may be, as the party to each Excluded Client Contract as of the Closing Date for all purposes (including Tax purposes).

Section 2.2 Performance of Project Services.

(a) Except as set forth in any Work Order, the Provider shall exercise reasonable skill, care and diligence in the performance of the Project Services and shall use commercially reasonable efforts to comply with the terms of the applicable Client Contract in the performance of the Project Services to the extent that the same apply to the Project Services.

(b) Each Party shall be responsible for its own compliance with any and all Laws or rules of professional conduct applicable to its performance under this Agreement. No Party shall take any action in violation of any such applicable Law or rules of professional conduct that results in Liability being imposed on the other Party. Nothing in this Agreement shall require Provider to perform or cause to be performed any Project Service to the extent that the manner of such performance would constitute a violation of any applicable Law or rules of professional conduct or any existing Contract with a Third Party as of the Effective Date. If Provider is or becomes aware of any such violation of any applicable Law, rules of professional conduct or existing Contract with a Third Party, Provider shall advise Recipient of such violation, subject to any applicable confidentiality obligation, and Provider and Recipient will mutually seek a reasonable alternative that eliminates such violation. If a change in or addition to any applicable Law or rules of professional conduct comes into effect after the Signing Date and causes Provider to incur additional out-of-pocket expenses in providing the Project Services, Provider shall advise Recipient of such additional out-of-pocket expenses, and Provider and Recipient will mutually seek a reasonable alternative that minimizes such additional out-of-pocket expenses. Any additional out-of-pocket expenses arising from the foregoing shall be allocated as agreed by the applicable Recipient.

(c) The Parties agree to cooperate in good faith and use commercially reasonable efforts to obtain any necessary Consent or order of, or any exemption by, any Third Party (each, a “Third Party Approval”) required under any Contract with a Third Party to allow Provider to perform, or cause to be performed, all Project Services to be provided by Provider hereunder; provided that neither Party shall be required to accept any terms or conditions, commit to pay any amount, incur any obligation in favor of or offer or grant any accommodation (financial or otherwise), regardless of any provision to the contrary in such existing Contract, to any Third Party to obtain any such Third Party Approval. Unless otherwise agreed in writing by the Parties, if there are any out-of-pocket costs, expenses or Liabilities incurred or required to be incurred by Provider or any of its Subsidiaries in connection with obtaining any such Third Party Approval (including, if agreed by the Parties, the amount paid, obligation incurred or accommodation granted to Third Parties to obtain such Third Party Approval) that is required to allow Provider to perform or cause to be performed such Project Services, then the applicable Recipient of such Project Service shall elect to either (i) pay such out-of-pocket costs, Fees or expenses or assume such Liability, in addition to any other costs, Fees or expenses such Recipient is otherwise required to pay under this Agreement, or (ii) decline such Project Service; provided that the Parties shall use commercially reasonable efforts to minimize such out-of-pocket costs, expenses and Liabilities. If the Parties, despite using commercially reasonable efforts, are unable to obtain any required Third Party Approval, or mutually decide not to seek or obtain any required Third Party Approval, the Parties shall use commercially reasonable efforts to negotiate in good faith reasonable modifications to the Project Services or the provision of substitute services (which substitute services shall be deemed “Project Services” hereunder), such that such Third Party Approvals are not required. Any incremental out-of-pocket costs and expenses incurred by or on behalf of Provider with respect to such mutually agreed modifications or substitute services shall be allocated as agreed by the Parties. Notwithstanding anything to the contrary herein, subject to Provider complying with its obligations under this Section 2.2(c), Provider will not be in breach of this Agreement or have any Liability to the Recipient Group as a result of any non-performance of, or other effect upon, any applicable Project Services solely as a result of any failure to obtain any such Third Party Approval. If any Third Party Approval is required to be obtained for the receipt of the Project Services as a result of any Third Party relationship, contractual commitment or legal obligation of Recipient or any member of the Recipient Group for the receipt of Project Services, Recipient shall be responsible for obtaining any such Third Party Approval at its sole cost and expense; provided that Provider shall reasonably cooperate with and assist Recipient in obtaining such Consent.

Section 2.3 Fees for Project Services. For each Project Service, Recipient shall compensate Provider at the rates, fees and markups established in the applicable Work Order (collectively, the “Fees”). The Fees set forth in each Work Order shall be consistent with the applicable underlying Client Contract, applicable Law and the methodology set forth on Exhibit C; provided that, during the first three (3) months immediately following the date hereof, either Recipient or Provider may request that the Fees set forth in a Work Order be updated to the extent such Fees are not consistent with the applicable underlying Client Contract and the methodology set forth on Exhibit C. If no compensation or payment arrangement is identified in a Work Order, Provider shall be entitled to receive the direct wage or unburdened hourly rate at which the applicable employee(s) providing such Project Service was billed to Third Parties immediately prior to the date hereof plus a markup of ten percent (10.0%), which hourly rate shall be consistent with the methodology set forth on Exhibit C.

ARTICLE III

PROJECT MANAGERS; OTHER ARRANGEMENTS

Section 3.1 Project Managers. The Company and SpinCo shall each appoint and designate an individual to act as its initial manager with overall responsibility for all Project Services (the “Project Managers”). The Company and SpinCo shall provide each other with written notice of the identity and title of its Project Manager upon execution of this Agreement. The Project Managers shall work with the respective Personnel of each Party and Third Party Service Providers to periodically address issues and matters raised by the other Party relating to the provision of Project Services. The Project Managers or other personnel with relevant knowledge and experience shall be primarily responsible for identifying any significant actual or potential Organizational Conflict of Interest (as defined in Federal Acquisition Regulation 2.101) that arises through performance of any Work Order, and SpinCo and the Company shall address such actual or potential Organizational Conflict of Interest in accordance with Section 7.8 of the Separation Agreement, mutatis mutandis. All communications between the Parties pursuant to this Agreement regarding routine matters involving a Project Service shall be directed to the applicable Project Manager, and all other communications between the Parties pursuant to Article II (other than the negotiation and execution of any written agreement that amends the applicable Work Order, which shall be sent in accordance with the provisions of Section 9.9) shall be directed to the applicable Project Manager. Each Party shall notify the other Party of any change in the status of its Project Manager that would affect such Project Manager’s ability to carry out the responsibilities set forth in this Section 3.1 at least five (5) Business Days prior to such change. Either Party may replace the individual designated as a Project Manager upon at least fifteen (15) Business Days’ notice to the other Party, such notice to be sent to the Project Manager for the other Party.

Section 3.2 Access. Recipient shall, and shall cause its Subsidiaries to, allow Provider and its Subsidiaries and Third Party Service Providers and their respective representatives reasonable access, during normal business hours and upon reasonable advance notice to Recipient, to the properties, facilities, information, systems, Technology, infrastructure and Personnel of Recipient and its Subsidiaries that is necessary for Provider and its Subsidiaries and Third Party Service Providers and their respective representatives to fulfill their obligations under this Agreement and any applicable Work Order. Provider agrees that all of its and its Subsidiaries’ employees shall, and that it shall use commercially reasonable efforts to cause its Third Party Service Providers and representatives’ employees to, when on the property of Recipient or its Subsidiaries, or when given access to any properties, facilities, information, systems, Technology, infrastructure or Personnel of Recipient or its Subsidiaries, (a) conform to the reasonable security policies and procedures of Recipient and its Subsidiaries, as applicable, that are made known or provided to Provider reasonably in advance; (b) not attempt to obtain access to, use or interfere with, any Recipient Systems, or any data owned, used or processed by Recipient, except to the extent required or appropriate to do so to provide the Project Services and (c) notify Recipient as promptly as reasonably practicable after becoming aware of any identified breach or suspected material breach of security of the Recipient Systems in connection with access by Provider or its Subsidiaries, Third Party Service Providers or their respective representatives or any destruction, Loss, alteration or unauthorized disclosure of, or access to, non-public information contained therein or any other sensitive or confidential information (including information relating to an identified or identifiable individual) supplied by or on behalf of Recipient in connection with this Agreement and, in the event of any such actual or suspected breach or destruction, loss, alteration, disclosure or access, each Party shall, and shall cause its applicable Affiliates, employees or subcontractors, to use commercially reasonable efforts to cooperate with the other Party in investigating and mitigating the effect thereof.

ARTICLE IV

PAYMENTS; BILLING; TAXES

Section 4.1 Procedure.

(a) Fees for the Project Services shall be charged to and payable by Recipient. Amounts payable pursuant to this Agreement shall be paid by wire transfer (or such other method of payment as may be agreed between the Parties from time to time) to Provider (as directed in writing by Provider) on a monthly basis, which amounts shall be due within forty-five (45) days of Recipient’s receipt of each such invoice for the Fees. All amounts due and payable hereunder shall be invoiced and paid in the currency of the country of origin of the services at the prevailing exchange rate as of the date of such invoice, or as otherwise set forth in the applicable Work Order.

(b) As promptly as reasonably practicable following the request of the Recipient, Provider shall cooperate and provide such reasonably available information and back-up therefor as reasonably requested by the Recipient to the extent reasonably required to permit the Recipient to review, evaluate and verify the amounts set forth in any invoice delivered to the Recipient in connection with the Project Services hereunder. If following any such review, any overpayment above the amounts required to be paid pursuant to this Agreement by the Recipient is determined to have occurred, the Provider shall promptly refund the amounts of such overpayment to the Recipient or credit the amount of such overpayment to Recipient’s next payment due.

(c) Late Payments. Fees not paid when due pursuant to this Agreement (and any other amounts billed or otherwise invoiced or demanded and payable hereunder that are not paid within forty-five (45) days of the receipt of such bill, invoice or other demand) shall accrue interest at an annual rate equal to the prime rate set forth in the Wall Street Journal in effect on the date such payment was due plus two percent (2.0%) or the maximum rate under applicable Law, whichever is lower (the “Interest Payment”). In addition, Recipient shall indemnify Provider for its reasonable and documented out-of-pocket costs, including reasonable attorneys’ fees and disbursements, incurred to collect any such unpaid amount.

Section 4.2 Taxes.

(a) All Fees for Project Services shall be exclusive of any value added, goods and services, sales, use, consumption, excise, service, transfer, stamp, documentary, filing, recordation Taxes or similar Taxes (“Transaction Taxes”). Without limiting any provision of this Agreement, Recipient shall be responsible for all Transaction Taxes imposed or assessed with respect to the provision of Project Services by Provider. Provider and Recipient shall cooperate to minimize any Transaction Taxes and in obtaining any refund, return or rebate, or applying an exemption or zero-rating for Project Services giving rise to any Transaction Taxes, including by filing any exemption or other similar forms or providing valid tax identification number or other relevant registration numbers, certificates or other documents. Recipient and Provider shall cooperate regarding any requests for information, audit, or similar request by any taxing authority concerning Transaction Taxes payable with respect to Project Services provided pursuant to this Agreement.

(b) All payments made by or on behalf of Recipient under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, unless Recipient is required to withhold or deduct Taxes under applicable Law. If Recipient is so required to withhold or deduct any amount for or on account of Taxes from any payment made pursuant to this Agreement, Recipient shall (i) promptly notify Provider of such required deduction or withholding and the amount of payment due from Recipient, (ii) make such deductions or withholdings as are required by applicable Law, and (iii) timely pay the full amount deducted or withheld to the relevant taxing authority. Recipient shall not be required to pay any additional amounts to Provider to account for, or otherwise compensate Provider for, any deduction or withholding for or on account of Taxes.

ARTICLE V

TERM AND TERMINATION

Section 5.1 Term. This Agreement shall commence at the Effective Date and shall remain in effect until terminated in accordance with this Article V. This Agreement shall terminate upon the earliest to occur of (a) the mutual written agreement of the Parties to terminate this Agreement in its entirety or (b) the later of (i) the date when the Project Service Period has expired with respect to all Project Services, (ii) the date when the Company Business Transition Period has expired and (iii) the date when the Business Transition Period has expired. Unless earlier terminated pursuant to Section 5.2, each Project Service shall terminate as of the close of business on the last day of the Project Service Period for such Project Service.

Section 5.2 Early Termination.

(a) Without prejudice to Recipient’s rights with respect to Force Majeure, Recipient may from time to time terminate this Agreement with respect to the entirety of any individual Project Service, but not a portion thereof:

(i) by mutual agreement;

(ii) if a client terminates or suspends (in whole or in part) or otherwise reduces the scope of services to be provided in respect of the applicable Client Contract; or

(iii) if Provider has failed to perform any of its material obligations under this Agreement with respect to such Project Service, and such failure shall continue to be uncured for a period of at least thirty (30) days after receipt by Provider of written notice specifying the details of such failure from Recipient (such failure to perform, a “Service Noncompliance”); provided that, notwithstanding the foregoing, a Service Noncompliance shall be deemed not to occur to the extent Provider is not able to provide the Project Services or cure such noncompliance as a result of (A) a Force Majeure, (B) Recipient’s breach of this Agreement or (C) Provider’s compliance with applicable Law or rules of professional conduct; provided, further, that Recipient shall not be entitled to terminate the applicable Project Service if, as of the end of such period, there remains a good-faith Dispute between the Parties as to whether any such Service Noncompliance exists or Provider has cured such Service Noncompliance.

(b) Provider may terminate this Agreement with respect to any individual Project Service, at any time upon prior written notice to Recipient if Recipient has failed to perform any of its material obligations under this Agreement relating to such Project Service, including making payment of Fees for such Project Service when due, and such failure shall continue to be uncured for a period of at least thirty (30) days after receipt by Recipient of a written notice of such failure from Provider; provided that Provider shall not be entitled to terminate the applicable Project Service if, as of the end of such period, there remains a good-faith Dispute between the Parties as to whether any such breach exists or Recipient has cured such breach.

(c) Either Party may terminate this Agreement upon written notice to the other Party if the other Party (i) files a petition in bankruptcy, (ii) becomes or is declared insolvent, (iii) becomes the subject of any proceedings (not dismissed within fifteen (15) days of being filed or commenced) related to its liquidation, insolvency or the appointment of a receiver, provisional liquidator, conservator, custodian, trustee or other similar official, (iv) makes an assignment or any general arrangement for the benefit of creditors or (v) takes any corporate action for its winding up or dissolution.

Section 5.3 Effect of Termination. Upon the termination of any Project Service pursuant to this Agreement, Provider shall have no further obligation to provide such terminated Project Service, and Recipient shall have no obligation to pay any Fees relating to such Project Service for the period following the effective date of the termination of such Project Service; provided that Recipient shall remain obligated to Provider for (a) the Fees owed and payable in respect of Project Services provided prior to or on the effective date of the termination of such Project Service and (b) costs and expenses that are reimbursable under the terms of the relevant Work Order. In connection with the termination of any Project Service, the provisions of this Agreement not relating solely to such terminated Project Service shall survive any such termination, and in connection with a termination or the expiration of this Agreement, Article I, this Article V, Article VI, Article VII, Article IX, and any other Section or Article that by its terms is intended to survive the termination or expiration of this Agreement, and all Liability for all due and unpaid Fees and reimbursable costs and expenses, shall continue to survive the termination or expiration of this Agreement indefinitely.

ARTICLE VI

CONFIDENTIALITY; PROTECTIVE ARRANGEMENTS

Section 6.1 Company and SpinCo Obligations. Subject to Section 6.3, until the five (5)-year anniversary of the date of the termination or expiration of this Agreement, each of the Company and SpinCo, on behalf of itself and each of its Affiliates and Subsidiaries, agrees to hold, and to direct its representatives to hold, in strict confidence, all Confidential Information concerning the other Party or its Subsidiaries or their respective businesses that is furnished by such other Party or such other Party’s Subsidiaries or their respective representatives at any time pursuant to this Agreement, using at least the same standard of care to prevent the public disclosure and dissemination thereof that such Party would apply to its own Confidential Information of like nature and significance. Neither Party shall use any Confidential Information of the other Party other than in connection with this Agreement, except, in each case, to the extent that such Confidential Information is or was (a) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective representatives in violation of this Agreement, (b) later lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information or (c) independently developed or generated without reference to or use of the Confidential Information of the other Party or any of its Subsidiaries.

Section 6.2 Privacy and Data Protection Laws. In its performance of this Agreement and any applicable Work Order, each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of the Project Services under this Agreement.

Section 6.3 Protective Arrangements. If a Party or any of its Subsidiaries either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any of its Subsidiaries) that is required to remain confidential pursuant to Section 6.1, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. If such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, in each case to the extent legally permitted.

ARTICLE VII

LIMITED LIABILITY AND INDEMNIFICATION

Section 7.1 Limitations on Liability.

(a) EXCEPT AS SET FORTH IN SECTION 7.1(c), THE CUMULATIVE AGGREGATE LIABILITIES OF PROVIDER AND ITS SUBSIDIARIES, COLLECTIVELY, UNDER THIS AGREEMENT FOR ANY ACT OR FAILURE TO ACT IN CONNECTION HEREWITH (INCLUDING THE PERFORMANCE OR BREACH OF THIS AGREEMENT), OR FROM THE SALE, DELIVERY, PROVISION, RECEIPT, USE OF OR FAILURE TO PROVIDE ANY PROJECT SERVICES PROVIDED UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED (1) IN RESPECT OF EACH WORK ORDER, RECIPIENT’S LIABILITY UNDER THE APPLICABLE UNDERLYING CLIENT CONTRACT, AND (2) IN RESPECT OF ALL OBLIGATIONS UNDER THIS AGREEMENT OTHER THAN IN RESPECT OF ANY WORK ORDER, THE AGGREGATE FEES ACTUALLY PAID AS OF SUCH TIME TO PROVIDER BY RECIPIENT PURSUANT TO THIS AGREEMENT, PROVIDED, FOR THE AVOIDANCE OF DOUBT, THAT THIS CLAUSE (2) SHALL NOT LIMIT ANY LIABILITY ALLOWABLE UNDER THE FOREGOING CLAUSE (1).

(b) IN NO EVENT SHALL EITHER PARTY, ITS SUBSIDIARIES OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, EXEMPLARY, OR SIMILAR DAMAGES, DIMINUTION IN VALUE OR DAMAGES CALCULATED BASED ON MULTIPLES OF REVENUE, EARNINGS OR OTHER METRICS (INCLUDING LOST PROFITS OR LOST REVENUES) IN CONNECTION WITH THE SALE, DELIVERY, PROVISION, RECEIPT OR USE OF OR FAILURE TO PROVIDE PROJECT SERVICES PROVIDED UNDER OR CONTEMPLATED BY THIS AGREEMENT (UNLESS SUCH DAMAGES ARE ACTUALLY AWARDED AND PAID TO AN UNAFFILIATED THIRD PARTY BY A COURT OF COMPETENT JURISDICTION IN RESPECT OF A THIRD PARTY CLAIM), WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, AND EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF, ITS SUBSIDIARIES AND ITS REPRESENTATIVES ANY CLAIM FOR SUCH DAMAGES.

(c) The limitations set forth in Sections 7.1(a) and (b) shall not apply in respect of any Losses arising out of or in connection with (i) fraud or willful misconduct of or by the Party to be charged, (ii) either Party’s liability for breaches of confidentiality obligations under Article VI, or (iii) Fees or other reimbursable costs or expenses pursuant to this Agreement. The limitations in Section 7.1(a) shall not apply in respect of any Losses arising out of or in connection with any Non-Transferring SpinCo Client Contract or Excluded Client Contract (except to the extent related to any Work Order entered into in connection therewith).

Section 7.2 Recipient Indemnity. Subject to Section 7.1, without limiting any of the indemnification, damages or remedy provisions that are expressly contained in the Merger Agreement, the Separation Agreement or any other Transaction Document (including Section 7.8 of the Merger Agreement and Section 2.14 and Article VI of the Separation Agreement), Recipient agrees to indemnify, defend and hold harmless Provider, its Subsidiaries and each of their respective representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Provider Indemnitees”), from and against any and all Losses to the extent arising from, relating to or in connection with (a) Recipient’s breaches of confidentiality obligations under Article VI or obligations to pay Fees, reimbursable costs and expenses, or other amounts due and payable under this Agreement and (b) Recipient’s gross negligence, fraud or willful misconduct in connection with this Agreement.

Section 7.3 Provider Indemnity. Subject to Section 7.1 and without limiting any of the indemnification, damages or remedy provisions that are expressly contained in the Merger Agreement, the Separation Agreement or any other Transaction Document (including Section 7.8 of the Merger Agreement and Section 2.14 and Article VI of the Separation Agreement), Provider agrees to indemnify, defend and hold harmless Recipient, its Subsidiaries and each of their respective representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Recipient Indemnitees”), from and against any and all Losses to the extent arising from, relating to or in connection with (a) Provider’s breaches of confidentiality obligations under Article VI, and (b) Provider’s gross negligence, fraud or willful misconduct in connection with this Agreement.

Section 7.4 Indemnification Procedures. The procedures for indemnification set forth in Article VI of the Separation Agreement shall govern claims for indemnification under this Agreement.

Section 7.5 Liability for Payment Obligations. Nothing in this Article VII shall be deemed to eliminate or limit, in any respect, Recipient’s obligations to pay Fees, reimbursable costs and expenses or other amounts due and payable under this Agreement.

Section 7.6 Exclusive Remedy. Notwithstanding anything to the contrary herein, the provisions of Sections 7.2, 7.3 and 7.5 shall, to the maximum extent permitted by applicable Law, be the sole and exclusive remedies of Provider Indemnitees and Recipient Indemnitees, as applicable, for any Liability relating to or arising from this Agreement and the transactions contemplated hereby, and each Party hereby waives and releases, to the fullest extent permitted by applicable Law, any and all other rights, remedies, claims and causes of action (including rights of contributions, if any), whether known or unknown, foreseen or unforeseen, which exist or may arise in the future, whether arising from or based upon statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise that any Party may have against the other Party under this Agreement; provided, however, that the foregoing shall not deny (a) any Party equitable remedies with respect to breaches of confidentiality obligations under Article VI or (b) any Party or its Affiliates any remedies under the Separation Agreement or any other Transaction Document.

ARTICLE VIII

DISPUTES

Section 8.1 Dispute Resolution. In the event of any controversy, dispute or claim arising out of or relating to any Party’s rights or obligations under this Agreement (whether arising in contract, tort or otherwise), calculation or allocation of the costs of any Project Service or otherwise arising out of or relating in any way to this Agreement (including the interpretation or validity of this Agreement) (a “Dispute”), the Parties agree that each Party’s Project Manager (or such other persons as the Parties may designate) shall negotiate in good faith in an attempt to resolve such Dispute amicably. It is the intent of the Parties to use their respective commercially reasonable efforts to resolve expeditiously any Dispute that may arise from time to time on a mutually acceptable negotiated basis.

Section 8.2 Escalation; Mediation.

(a) In furtherance of the foregoing, if such Dispute has not been resolved to the mutual satisfaction of the Parties within ten (10) Business Days after the initial written notice of the Dispute (or such longer period as the Parties may agree), then any Party involved in a Dispute with respect to such matters (except as otherwise specifically provided in the Merger Agreement or any other Transaction Document) may deliver a notice (an “Escalation Notice”) demanding a meeting involving representatives of the Parties at a senior level of management of the Parties (or if the Parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the general counsel, or like officer or official, of each Party involved in the Dispute (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use their commercially reasonable efforts to resolve the Dispute for fifteen (15) Business Days after the Escalation Notice. If such Dispute has not been resolved to the mutual satisfaction of the Parties within fifteen (15) Business Days after delivery of the Escalation Notice, then one (1) director of each of the Company and SpinCo, or their respective designees (each a “Director Designee” and together the “Director Designees”), shall negotiate in good faith in an attempt to resolve such Dispute amicably.

(b) If the Parties are not able to resolve the Dispute through the escalation process set forth in Section 8.2(a) within ten (10) Business Days after escalation to the Director Designees, or the Company, on the one hand, or SpinCo, on the other, reasonably concludes that the other Party is not willing to use commercially reasonable efforts to resolve expeditiously such Dispute, then each Party shall have the right to refer the Dispute to mediation by providing written notice to the other Party. If either Party refers the Dispute to mediation pursuant to the prior sentence, then the Parties shall retain a mediator to aid the Parties in their discussions and negotiations by informally providing advice to the Parties. Unless mutually agreed by the Parties in writing, any opinion expressed or delivered by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed or delivered by the mediator be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the Parties or by other agreement of the Parties. If a mediator cannot be agreed upon by the Parties within ten (10) days of a Party providing written notice of mediation pursuant to the first sentence of this Section 8.2(b), then each of the Company and SpinCo shall nominate a mediator, and those two (2) mediators will select a third (3rd) mediator unaffiliated to either Party who shall act as the mediator for such Dispute. Costs of the mediation shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any Action by a Party; provided that no Party shall be required to engage in more than thirty (30) days of mediation prior to commencing an Action.

Section 8.3 Court Actions. If any Party, after complying with the provisions set forth in Section 8.2, desires to commence an Action, then such Party, subject to Section 8.2 and Section 9.10, may submit the Dispute (or such series of related Disputes) to any Chosen Court in accordance with Section 9.2 of the Separation Agreement.

Section 8.4 Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause their respective Project Managers and other employees to, continue to honor all covenants and agreements under this Agreement in accordance with the terms hereof during the course of dispute resolution pursuant to the provisions of this Article VIII, unless such covenants or agreements are the specific subject of the Dispute at issue.

Section 8.5 Disputes Over Fees. Any Party that wishes to initiate a Dispute regarding the amount of Fees (a “Fee Dispute”) must notify the other Party in writing within thirty (30) days of the receipt of the applicable invoice (unless an extension is mutually agreed). If any such Fee Dispute is finally resolved by the Project Managers or pursuant to the dispute resolution process set forth or referred to in Section 8.1 through Section 8.4 and it is determined that the Fees that Provider has invoiced Recipient, and that Recipient has paid to Provider, is greater or less than the amount that the Fees should have been, then (a) if it is determined that Recipient has overpaid the Fees Provider shall within five (5) Business Days after such determination reimburse Recipient an amount of cash equal to such overpayment, plus the Interest Payment, accruing from the date of payment by Recipient to the time of reimbursement by Provider, and (b) if it is determined that Recipient has underpaid the Fees Recipient shall within five (5) Business Days after such determination reimburse Provider an amount of cash equal to such underpayment, plus the Interest Payment, accruing from the date such payment originally should have been made by Recipient to the time of payment by Recipient.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Further Assurances. Each Party shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 9.2 Title to Intellectual Property. Except as expressly provided for under the terms of this Agreement, the Transaction Documents or the applicable Work Order, Recipient acknowledges that it shall acquire no right, title or interest (except for the express license rights set forth in Section 9.3(a)(ii)) in any Intellectual Property, IT Assets, information, Software or other Technology which are owned or licensed by Provider by reason of the provision of the Project Services hereunder. Recipient shall not remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any IT Assets, information, Software or other Technology owned or licensed by Provider, and Recipient shall reproduce any such notices on any and all copies thereof. Recipient shall not attempt to decompile or reverse engineer copies of any Software owned or licensed by Provider that is provided in object code form only, and Recipient shall promptly notify Provider of any such attempt, regardless of whether by Recipient or any Third Party, of which Recipient becomes aware.

Section 9.3 License.

(a) Without affecting the rights and obligations of the Parties in the Transaction Documents, with respect to each of the Project Services:

(i) Recipient hereby grants to Provider, and Provider hereby accepts, a nonexclusive, nontransferable (subject to Section 9.5), worldwide right during the Project Service Period to use the Recipient Systems only to the extent necessary and for the sole purpose of performing Provider’s obligations under this Agreement, and not for any other purpose; and

(ii) Provider hereby grants to Recipient, and Recipient hereby accepts, a nonexclusive, nontransferable (subject to Section 9.5), worldwide right during the Project Service Period to use the Provider Systems only to the extent necessary and for the sole purpose of receiving the Project Services under this Agreement, and not for any other purpose.

(b) The limited rights to use the Recipient Systems and the Provider Systems granted in this Section 9.3 for each of the Project Services will terminate at the end of the applicable Project Service Period for such Project Service and will under no circumstances survive the termination or expiration of this Agreement.

Section 9.4 Independent Contractors. The Parties each acknowledge and agree that they are separate entities, each of which has entered into this Agreement for its own independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership, principal-agent or any other relationship between the Parties. Personnel performing Project Services hereunder do so on behalf of, under the direction of, and as Personnel of, Provider, and Recipient shall have no right, power or authority to direct such Personnel.

Section 9.5 Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or delegate its obligations under this Agreement (including by operation of law, merger, consolidation, sale or otherwise) without the express prior written consent of the other Party; provided that no consent of the other Party shall be required for the assignment of a Party’s rights and obligations under this Agreement in whole or in part to any of its wholly owned Subsidiaries; provided that no such assignment shall release such Party from any Liability or obligation under this Agreement.

Section 9.6 No Third Party Beneficiaries. Except as provided in Article VII with respect to Provider Indemnitees and Recipient Indemnitees in their capacities as such, which is intended to benefit, and to be enforceable by, the Provider Indemnitees and Recipient Indemnitees, this Agreement is not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter of any provision hereof.

Section 9.7 Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation hereunder (other than a payment obligation) so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay unless this Agreement has previously been terminated under Article V. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such Force Majeure, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable (and in no event later than the date that the affected Party resumes providing analogous services to, or otherwise resumes analogous performance under any other agreement for, itself or its Affiliates) unless this Agreement has previously been terminated under Article V. Recipient shall be relieved of the obligation to pay Fees for the affected Project Service(s) throughout the duration of such Force Majeure.

Section 9.8 Entire Agreement. This Agreement, together with the Separation Agreement and the other Transaction Documents and the Exhibits and Schedules hereto and thereto, and the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Section 9.9 Notices. Except as specified in Section 3.1, all notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in accordance with Section 9.3 of the Separation Agreement, mutatis mutandis.

Section 9.10 Incorporation by Reference. Sections 9.2, 9.4 through 9.12 and 9.15 of the Separation Agreement are incorporated by reference into this Agreement, mutatis mutandis, except that each reference to “this Agreement,” “the Project Services Agreement,” “any Transaction Document” or “the Transaction Documents,” in such sections of the Separation Agreement and Merger Agreement shall be deemed to refer to this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by persons duly authorized as of the date and year first above written.

JACOBS SOLUTIONS INC.

By:
Name:
Title:

AMENTUM HOLDINGS, INC.

By:
Name:
Title: